LightPath Technologies Announces Third Quarter Financial Results

ORLANDO, FL -- (Marketwire - April 28, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of patented optical components and high-level assemblies, announced today its financial results for the third quarter ended March 31, 2011.

Third Quarter Highlights:

--  Backlog scheduled to ship within the next 12 months was $3.63 million as of March 31, 2011, an increase of 23% or $683,000 from June 30,
    2010.
--  EBITDA for the third quarter of fiscal 2011 is $73,000 compared to
    $397,000 in the third quarter of fiscal 2010.
--  Unit shipment volume in precision molded optics increased 61% in the third quarter of fiscal 2011 compared to the same period of last year.
--  Revenue for the third quarter of fiscal 2011 was $2.43 million compared to $2.66 million for the third quarter of fiscal 2010.
--  Gross margin was 40% for the third quarter of fiscal 2011 as compared to 47% for the third quarter of fiscal 2010.
--  Cash on hand as of March 31, 2011 was $1.0 million as compared to
    $1.46 million on June 30, 2010.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "LightPath continues to make significant progress in the execution of our business strategy. EBITDA improved by $118,000 from the previous quarter, operating loss improved 41% from the previous quarter and backlog grew 11% from the previous quarter. We used cash for expansion by increasing the number of tools available and completing the installation of our new press stations. During the third quarter we improved our working capital position by extending the maturity date of our convertible debentures from August 2011 to August 2013. Although our revenue decreased slightly, this was a solid quarter for LightPath given the continued penetration of our target markets and resulting backlog of orders growth. We have established business with over eleven major customers in the Asian industrial tool market. Over the next 3 to 6 months this new customer demand equates to an additional 200,000 lenses per month. This increase in unit volume over our existing business will utilize our recently installed capacity."

Mr. Gaynor continued, "We continue to position the Company to take advantage of larger markets with low cost high volume applications, value added services and thermal imaging and sensing application designs and products. LightPath is transitioning its business to focus on providing low cost high volume lenses for products such as laser levels, range finders, gun sights and projectors. In addition to the industrial tool market, we are targeting opportunities in biomedical instruments, communications and imaging. As we continue to work to grow our revenue, improve our production efficiencies and continue cost reduction efforts, our margins and cash flow will continue to improve. We are confident in our strategy and see the improvements occurring. In the coming quarters we remain optimistic and in the long run believe our strategy offers significant financial rewards for the Company and our stockholders."

Financial Results for Three Months Ended March 31, 2011

Revenue for the third quarter of fiscal 2011 totaled approximately $2.43 million compared to approximately $2.66 million for the third quarter of fiscal 2010, a decrease of 9%. The decrease from the third quarter of the prior fiscal year was primarily attributable to lower sales prices on increased unit volume of precision molded optics, lower sales volume of GRADIUM lenses and isolators offset by higher sales for infrared lenses and collimators. Growth in sales going forward is expected to be derived primarily from the precision molded lenses product line, particularly our low cost lenses being sold in Asia where we have experienced an increase in bookings during this quarter.

Our gross margin percentage in the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010 was 40% compared to 47%. Total manufacturing costs of $1.46 million were approximately $47,000 higher in the third quarter of fiscal 2011 compared to the same period of the prior fiscal year. The increase in manufacturing costs, as compared to the same period of the prior fiscal year, is a reflection of a product mix change associated with increased sales of infrared lenses and collimators, which have a higher material cost. Unit shipment volume in precision molded optics increased by 61% in the third fiscal quarter of 2011 compared to the same period last year. Direct costs, which include material, labor and services were 24% of revenue in the third quarter of fiscal 2011, as compared to 26% of revenue in the third quarter of fiscal 2010. Our average cost per unit decreased by 34% due to higher unit volume reducing overhead costs per unit offset by slightly higher labor costs and higher freight costs. This improvement in the average cost per unit was offset by a 41% decrease in the average selling price per unit, negatively impacting our gross margin.

During the third quarter of fiscal 2011, total costs and expenses increased $80,000 to $1.13 million compared to $1.05 million for the same period in fiscal 2010. This increase was primarily due to a $76,000 credit in the prior year for the reversal of an accrual for legal expenses. Also included in total costs and expenses for the third quarter of fiscal 2011 were $861,000 in selling, general and administrative expenses. As a result, total operating loss for the third quarter of fiscal 2011 was approximately $151,000 compared to income of $203,000 for the same period in fiscal 2010.

Net interest expense was $93,000 in the third quarter of fiscal 2011 as compared to $191,000 in the third quarter of fiscal 2010 represents interest on our convertible debentures, at 8% per annum and amortization of debt discount and debt costs. Loss on extinguishment of debt of $132,000 during the third quarter of fiscal 2011 resulted from the two year extension of the maturity date of our convertible debentures and included the write-off of approximately $89,000 of debt issuance costs and debt discount and premium of $43,000 from debt exchange for a non-related debt holder.

Net loss for the third quarter of fiscal 2011 was $376,000 or $0.04 per basic and diluted common share, compared with a net income of $12,000 or $0.00 per basic and diluted common share for the same period in fiscal 2010. The $388,000 increase in net loss resulted primarily from the loss on extinguishment of debt of $132,000 and a $76,000 reversal of a legal accrual in the prior year and lower revenue. Weighted-average basic shares outstanding increased to 9,715,266 in the third quarter of fiscal 2011 compared to 8,232,496 in the third quarter of fiscal 2010 which is primarily due to the issuance of shares of common stock related to a private placement in the fourth quarter of fiscal 2010 and convertible debentures that were converted to shares of common stock in the first and second quarters of fiscal 2011.

Financial Results for Nine Months Ended March 31, 2011

Revenue for the first nine months of fiscal 2011 was approximately $7.22 million compared to approximately $6.44 million for the first nine months of fiscal 2010, an increase of 12%. This increase from the first nine months of fiscal 2010 was primarily attributable to higher sales volumes in all of our product lines. The number of units of precision molded optics increased 34% due to our increased production capability and our pursuit of low cost, high volume lens business. Growth in sales going forward is expected to be derived primarily from our precision molded optics product line, particularly our low cost lenses sold in Asia.

Our gross margin percentage in the first nine months of fiscal 2011 compared to the first nine months of fiscal 2010 decreased to 39% from 45%. Total manufacturing costs of $4.41 million were approximately $846,000 higher in the first nine months of fiscal 2011 compared to the same period of the prior fiscal year. This increase in manufacturing costs resulted from an increase in costs necessary to support higher production and sales volumes and a product mix change to products with a higher material cost, such as isolators and collimators. Direct costs, which include material, labor and services increased to 26% of revenue in the first nine months of fiscal 2011, as compared to 23% of revenue in the first nine months of fiscal 2010. Our average cost per unit decreased by 8% due to higher unit volume reducing overhead costs per unit offset by slightly higher labor costs and higher freight costs. This improvement in the average cost per unit was offset by a 17% decrease in the average selling price per unit, negatively impacting our gross margin.

During the first nine months of fiscal 2011, total costs and expenses increased $686,000 to approximately $3.69 million compared to approximately $3.00 million for the same period in fiscal 2010. This increase was due to a $128,000 increase in wages, an $89,000 increase in sales tax, $38,000 in recruiting fees, $46,000 in outside services for information technology, a $51,000 increase in stock compensation expense due to stock options granted in the third quarter of fiscal 2010, and a $24,000 increase in materials for engineering projects. In addition, in the first nine months of 2010 there was a one time benefit resulting from legal expenses incurred which was offset by receipt of a reimbursement from our D&O insurance carrier in the net amount of $278,000 for legal expenses incurred in connection with litigation. As a result, total operating loss for the first nine months of fiscal 2011 increased to a loss of approximately $879,000 compared to a loss of $120,000 for the same period in fiscal 2010.

Net interest expense was approximately $583,000 in the first nine months of fiscal 2011 as compared to approximately $534,000 in the first nine months of fiscal 2010. This increase was due to the write-off of unamortized debt discount and debt costs related to the conversion of debentures totaling $832,500 into shares of common stock in the first nine months of fiscal 2011. Our interest expense included interest on our convertible debentures, at 8% per annum, the amortization of the related debt issuance costs and debt discount, and write off of debt issue costs, prepaid interest and debt discount for convertible debentures that were converted into shares of common stock during the first nine months of fiscal 2011. Loss on extinguishment of debt of $132,000 during the nine months ended March 31, 2011 resulted from the extension of the maturity date of our convertible debentures from August 2011 to August 2013 and included the write-off of approximately $89,000 of debt costs and debt discount and $43,000 premium from debt exchange for a non-related debenture holder.

Net loss for the first nine months of fiscal 2011 was approximately $1.60 million or $0.17 per basic and diluted common share, compared with a net loss of approximately $653,000 or $0.08 per basic and diluted common share for the same period in fiscal 2010. The $950,000 increase in net loss was primarily from the loss on extinguishment of debt of $132,000, the reimbursement of $278,000 from our D&O insurance carrier for legal expenses, which was received last year and an increase of $457,000 in wages associated with the increased unit volume, sales and engineering development and an increase of $51,000 for stock compensation expense. Weighted-average basic shares outstanding increased to 9,474,204 in the first nine months of fiscal 2011 compared to 7,901,156 in the first nine months of fiscal 2010 which is primarily due to the issuance of shares of common stock related to a private placement in the fourth quarter of fiscal 2010 and convertible debentures converted into shares of common stock in the first half of fiscal 2011.

Cash and cash equivalents totaled approximately $1.0 million as of March 31, 2011. Total current assets and total assets as of March 31, 2011 were approximately $4.49 million and $7.04 million compared to approximately $4.80 million and $7.46 million, respectively, as of June 30, 2010. Total current liabilities and total liabilities as of March 31, 2011 were approximately $1.54 million and $3.11 million compared to approximately $1.09 million and $3.21 million, respectively, as of June 30, 2010. As a result, the current ratio as of March 31, 2011 was 2.92 to 1 compared to 4.41 to 1 as of June 30, 2010. Total stockholders' equity as of March 31, 2011 totaled approximately $3.92 million compared to $4.24 million as of June 30, 2010.

As of March 31, 2011 our backlog of orders scheduled to ship in the next 12 months, was $3.63 million compared to $2.95 million as of June 30, 2010.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, April 28th at 4:00 p.m. EDT to discuss the Company's financial and operational performance for the third quarter of fiscal 2011.

Conference Call Details
Date: Thursday, April 28, 2011
Time: 4:00 p.m. (EDT)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com. The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

  LIGTHPATH TECHNOLOGIES, INC.
           EBITDA
                                (Unaudited)             (Unaudited)
                            Three months ended        Nine months ended
                                March 31,                 March 31,
                             2011        2010         2011         2010
                          ----------  ----------- ------------  ----------

Net Income (Loss)         $ (375,728) $    12,052 $ (1,602,392) $ (652,645)
Depreciation and
 amortization                227,861      193,795      655,131     497,226
Loss on extinguishment of
 debt                        131,784            -      131,784           -
Interest expense              89,560      191,461      583,197     534,449
                          ----------  ----------- ------------  ----------
  EBITDA                  $   73,477  $   397,308 $   (232,280) $  379,030
                          ==========  =========== ============  ==========

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Operations
                                (Unaudited)

                        Three months ended          Nine months ended
                            March 31,                   March 31,
                        2011          2010          2011          2010
                    ------------  ------------  ------------  ------------
Product sales, net  $  2,434,056  $  2,660,415  $  7,216,052  $  6,443,848
Cost of sales          1,456,758     1,409,356     4,412,173     3,566,230
                    ------------  ------------  ------------  ------------
    Gross margin         977,298     1,251,059     2,803,879     2,877,618
Operating expenses:
  Selling, general
   and
   administrative        861,051       816,957     2,929,578     2,322,422
  New product
   development           265,746       222,607       736,838       650,281
  Amortization of
   intangibles             8,217         8,217        24,651        24,651
  Gain on sale of
   property and
   equipment              (7,211)       --            (7,751)       --
                    ------------  ------------  ------------  ------------
    Total costs
     and expenses      1,127,803     1,047,781     3,683,316     2,997,354
                    ------------  ------------  ------------  ------------
    Operating
     income (loss)      (150,505)      203,278      (879,437)     (119,736)
Other income
 (expense):
  Interest expense       (32,115)      (54,272)     (148,414)     (152,083)
  Interest expense
   - debt discount       (46,746)      (98,107)     (316,590)     (273,436)
  Interest expense
   - debt costs          (10,699)      (39,082)     (118,193)     (108,930)
  Loss on
   extinguishment
   of debt              (131,784)       --          (131,784)       --
  Other income
   (expense), net         (3,879)          235        (7,974)        1,540
                    ------------  ------------  ------------  ------------
  Total other
   expense, net         (225,223)     (191,226)     (722,955)     (532,909)
                    ------------  ------------  ------------  ------------
    Net income
    (loss)          $   (375,728) $     12,052  $ (1,602,392) $   (652,645)
                    ============  ============  ============  ============
Income (Loss) per
 common share
 (basic)            $      (0.04) $       0.00  $      (0.17) $      (0.08)
                    ============  ============  ============  ============
Number of shares
 used in per share
 calculation (basic)   9,715,266     8,232,496     9,474,204     7,901,156
                    ============  ============  ============  ============
Income (Loss) per
 common share
 (diluted)          $      (0.04) $       0.00  $      (0.17) $      (0.08)
                    ============  ============  ============  ============
Number of shares
 used in per share
 calculation
 (diluted)             9,715,266     9,339,878     9,474,204     7,901,156
                    ============  ============  ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                (unaudited)
                                                  March 31,     June 30,
                      Assets                        2011          2010
                                                ------------  ------------
Current assets:
   Cash and cash equivalents                    $    954,546  $  1,464,351
   Trade accounts receivable, net of allowance
    of $8,575 and $22,930                          1,605,111     1,804,063
   Inventories, net                                1,679,116     1,137,678
   Prepaid interest expense                           29,380       167,635
   Prepaid expenses and other assets                 219,220       223,908
                                                ------------  ------------
           Total current assets                    4,487,373     4,797,635
   Property and equipment, net                     2,408,809     2,344,692
   Intangible assets, net                            109,350       134,001
   Debt costs, net                                     7,964       151,530
   Other assets                                       27,737        27,737
                                                ------------  ------------
                  Total assets                  $  7,041,233  $  7,455,595
                                                ============  ============
         Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                             $    933,316  $    511,523
   Accrued liabilities                               208,066       179,370
   Accrued payroll and benefits                      383,173       396,863
      8% convertible debentures, net of debt
       discount                                       14,147        --
                                                ------------  ------------
           Total current liabilities               1,538,702     1,087,756

Deferred rent                                        492,065       569,286
8% convertible debentures to related parties,
 net of debt discount                              1,016,250       816,397
8% convertible debentures, net of debt discount       71,250       737,468
                                                ------------  ------------
           Total liabilities                       3,118,267     3,210,907
                                                ------------  ------------

Stockholders' equity:
   Preferred stock: Series D, $.01 par value,
    voting; 5,000,000 shares authorized; none
    issued and outstanding                                --            --

   Common stock: Class A, $.01 par value,
    voting; 40,000,000 shares authorized;
    9,711,213 and 8,971,638 shares issued and
    outstanding, respectively                         97,112        89,716
   Additional paid-in capital                    207,549,990   206,277,806
   Foreign currency translation adjustment            24,556        23,466
   Accumulated deficit                          (203,748,692) (202,146,300)
                                                ------------  ------------
           Total stockholders' equity              3,922,966     4,244,688
                                                ------------  ------------
           Total liabilities and stockholders'
            equity                              $  7,041,233  $  7,455,595
                                                ============  ============

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows               Nine months ended
(unaudited)                                             March 31,
                                                --------------------------
                                                    2011          2010
                                                ------------  ------------
Cash flows from operating activities
Net loss                                        $ (1,602,392) $   (652,645)
Adjustments to reconcile net loss to net cash
 used in operating activities:
       Depreciation and amortization                 655,131       497,226
       Interest from amortization of debt
        discount                                     316,590       273,436
       Interest from amortization of debt costs      118,193       108,930
       Common stock issued for legal settlement       --            50,000
       Gain on sale of property and equipment         (7,751)       --
       Stock based compensation                      161,660       110,508
       Change in provision for doubtful
        accounts receivable                          (14,355)       (1,708)
       Deferred rent                                 (77,221)      (49,346)
       Loss on extinguishment of debt                131,784        --
       Common stock issued for payment of
        consulting services                           --           150,000
Changes in operating assets and liabilities:
   Trade accounts receivables                        213,307      (999,871)
   Other receivables                                  --           183,413
   Inventories                                      (541,438)     (107,047)
   Prepaid expenses and other assets                 142,943           973
   Accounts payable and accrued liabilities          436,799       (75,842)
                                                ------------  ------------
                  Net cash used in operating
                   activities                        (66,750)     (511,973)
                                                ------------  ------------
Cash flows from investing activities
   Purchase of property and equipment               (694,597)     (787,758)
   Proceeds from sale of equipment                     7,751        --
                                                ------------  ------------
                  Net cash used in investing
                   activities                       (686,846)     (787,758)
                                                ------------  ------------
Cash flows from financing activities
   Proceeds from exercise of stock options             5,653         8,393
   Proceeds from sale of common stock, net of
    costs                                             --         1,417,090
   Proceeds from sale of common stock from
    employee stock purchase plan                      12,137         6,857
   Costs associated with conversion of debentures     (6,748)       --
   Exercise of warrants                              231,659        --
   Payments on capital lease obligation               --            (5,050)
   Payments on note payable                           --          (152,758)
                                                ------------  ------------
Net cash provided by financing activities            242,701     1,274,532
                                                ------------  ------------
Effect of exchange rate on cash and cash
 equivalents                                           1,090       (11,859)
                                                ------------  ------------
Increase (decrease) in cash and cash
 equivalents                                        (509,805)      (37,058)
Cash and cash equivalents, beginning of period     1,464,351       579,949
                                                ------------  ------------
Cash and cash equivalents, end of period        $    954,546  $    542,891
                                                ============  ============
Supplemental disclosure of cash flow
 information:
    Interest paid in cash                       $          -  $      3,477
    Income taxes paid                                  4,079         5,100
 Supplemental disclosure of non-cash investing
  & financing activities:
      Convertible debentures converted into
       common stock                             $    832,500  $    137,500
      Premium from debt exchange                      42,719             -

                       LIGHTPATH TECHNOLOGIES, INC.
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Nine months ended March 31, 2011
                               (unaudited)

                                           Class A         Additional
                                        Common Stock         Paid-in
                                       Shares   Amount       Capital
                                      --------- -------- --------------

Balance at June 30, 2010              8,971,638 $ 89,716 $  206,277,806

Issuance of common stock for:
   Employee Stock Purchase Plan           7,854       78         12,059
   Exercise of employee stock options     5,384       54          5,599
   Conversion of debentures, net of
    costs                               540,592    5,406        820,346
   Cashless exercise of warrants         56,695      567           (567)
   Exercise of warrants                 129,050    1,291        230,368
Stock based compensation on stock
   options and restricted stock units        --       --        161,660
Premium from debt exchange                                       42,719
Net loss                                     --       --             --
Foreign currency translation
 adjustment                                  --       --             --
Comprehensive loss

                                      --------- -------- --------------
Balance at March 31, 2011             9,711,213 $ 97,112 $  207,549,990
                                      ========= ======== ==============

                                     Foreign
                                     Currency                     Total
                                    Translation  Accumulated   Stockholders
                                     Adjustment    Deficit       Equity
                                      -------- --------------  -----------

Balance at June 30, 2010              $ 23,466 $ (202,146,300) $ 4,244,688

Issuance of common stock for:
   Employee Stock Purchase Plan             --             --       12,137
   Exercise of employee stock options       --             --        5,653
   Conversion of debentures, net of
    costs                                   --             --      825,752
   Cashless exercise of warrants            --             --            -
   Exercise of warrants                     --             --      231,659
Stock based compensation on stock
   options and restricted stock units       --             --      161,660
Premium from debt exchange                                          42,719
Net loss                                    --     (1,602,392)  (1,602,392)
Foreign currency translation
 adjustment                              1,090             --        1,090
                                                               -----------
Comprehensive loss                                              (1,601,302)

                                      -------- --------------  -----------
Balance at March 31, 2011             $ 24,556 $ (203,748,692) $ 3,922,966
                                      ======== ==============  ===========

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com